FOR IMMEDIATE RELEASE	NR07-32

DYNEGY CHAIRMAN AND CEO BRUCE WILLIAMSON DISCUSSES GROWTH STRATEGIES AT ANNUAL MEETING OF STOCKHOLDERS

HOUSTON (July 18, 2007) - At today’s annual meeting of stockholders, Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. (NYSE: DYN), reviewed the accomplishments and milestones of the past year and discussed growth strategies for the company’s power generation business.

2006 highlights included the completion of a comprehensive liability management program that reduced debt and other obligations by $2 billion while simplifying the company’s capital structure. This set the stage for the announcement of a strategic growth initiative with LS Power that has since been completed. The LS Power combination resulted in the addition of approximately 8,000 megawatts of natural gas-fired power generation facilities. The combination also includes a 50 percent interest in a development initiative that includes repowering and greenfield options potentially utilizing natural gas, coal, solar and wind-powered generation technologies.

“We produced strong results for investors in 2006, and we believe we’re well-positioned for the future as a result of our diverse portfolio of operating assets as well as the potential for development options with LS Power,” Williamson said. “In the near term, the combination has improved cash flows, with additional upside potential related to the recovery of regional power markets. Additionally, increasingly strict environmental and legislative rules can serve as barriers to entry for new generation assets, further increasing the value of our operating assets and the inherent value of the Dynegy power generation enterprise.”

The company also announced the results of three proposals voted on by stockholders at the meeting:

Proposal 1: Election of Directors

Stockholders approved the election of the company’s board of director nominees - eight Class A common stock directors and three Class B common stock directors - to serve until next year’s annual meeting of stockholders.

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DYNEGY CHAIRMAN AND CEO BRUCE WILLIAMSON DISCUSSES GROWTH STRATEGIES AT ANNUAL MEETING OF STOCKHOLDERS	NR07-32
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Proposal 2: Ratification of Independent Registered Public Accountants

Stockholders approved a management proposal concerning the ratification of Ernst & Young LLP as Dynegy’s independent registered public accountants, commencing with the review of the company’s unaudited financial statements for the second quarter, which ended June 30, 2007, through the remainder of the fiscal year ending December 31, 2007.

Proposal 3: “Pay-For-Superior-Performance”

Stockholders denied a “Pay-For-Superior-Performance” stockholder proposal put forward by the Massachusetts Laborer’s Pension Fund that related to senior executive compensation.

For more information on the proposals considered at the meeting, refer to the company’s Proxy Statement, which can be downloaded from the “Investor Relations” section of the company’s web site. In addition, both the audio web cast of the meeting and presentation slides will be available on www.dynegy.com for the next 12 months.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: Dynegy’s positioning for the future; any and all growth opportunities related to the consolidation of the electricity sector; any development including those opportunities with LS Power and the potential fuel sources of any such development; any statements regarding cash flows or potential recovery of power markets; and any increases in the value of assets and Dynegy’s power generation enterprise due to the regulatory environment, potential changes, trends or developments thereto. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that regional power markets may not recover in the time periods or regions or at the levels anticipated and, in fact, could decline; anticipated regulatory and rule changes may not occur, may encourage new construction of competing power generation assets, or may otherwise undermine the value of existing assets and the inherent value of the Dynegy power generation enterprise. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007, all of which are available free of charge on the SEC’s web site at www.sec.gov.

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